                                                                    EXHIBIT 99.1


                                 [TRUSERV LOGO]

                                EARNINGS RELEASE


                                                   For more information contact:
                                                   Shelley Hughes
                                                   TruServ Corporation
                                                   (773) 695-5258


                          TRUSERV REPORTS MAY EARNINGS
                  CO-OP REPORTS PROFIT FOR FIFTH MONTH IN A ROW


         CHICAGO, JUNE 18, 2002 - TruServ Corporation reported today year-to-date net income of $8.1 million versus a net loss of $11.7 million for the same period a year ago--a profit improvement of $19.8 million on year-to-date revenue of $933.7 million versus $1.1 billion for the same period a year ago. Approximately $62 million of the year-to-date sales decline reflects the effect of the prior divestitures of the lumber business and the Canadian business.
         TruServ also reported net income of $2.9 million for the month ended May 25, 2002 compared to a net income of $4.2 million for the same period a year ago. The May 2001 results included the favorable earnings impact of the spring market. The 2002 spring market was held in February of this year. The co-op reported revenue of $191.5 million for the month compared to $260.2 million for the same period a year ago.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "Our streamlining and restructuring efforts are definitely making an impact. We have reduced our year-to-date labor and facility costs by approximately $13 million compared to the same time period last year."

         "We are continuing to deliver on our business plan and are lowering the cost structure of the co-op through a variety of profit improvement initiatives," continued Forbes Lieberman. "We are committed to maintaining this momentum."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 6,800 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

                                       ###